As filed with the Securities and Exchange Commission on November 30, 2007

Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AKEENA SOLAR, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	90-0181035 (I.R.S. Employer Identification No.)

16005 Los Gatos Boulevard
Los Gatos, California 95032
Telephone: (408) 402-9400
(Address of Principal Executive Offices)

2006 INCENTIVE STOCK PLAN, AS AMENDED
(Full Title of the Plan)

Barry Cinnamon
Chief Executive Officer
16005 Los Gatos Boulevard
Los Gatos, California 95032
Telephone: (408) 402-9400
(Name, Address and telephone number, including area code, of agent for service)

Copy to:

Bradley James Rock, Esq.
DLA Piper US LLP
2000 University Avenue
East Palo Alto, California 94303
Telephone: (650) 833-2000
Facsimile: (650) 833-2001

This registration statement shall hereafter become effective in accordance with Rule 462 promulgated under the Securities Act of 1933, as amended.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount To Be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.001 per share	911,687	$5.00	$4,558,435	$139.94

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this  registration statement also covers any additional securities that may be offered or issued in connection with  any stock split, stock dividend or similar transaction.

(2)
This Registration Statement is being filed with the Securities and Exchange Commission to register for reoffer and resale 911,687 shares of common stock that have been issued as awards under the Akeena Solar, Inc. 2006 Incentive Stock Plan, as amended (the “Plan”).

(3)
Estimate pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. The price for the shares under each plan is based upon the average of the high and low prices of the Company’s common stock as reported on NASDAQ on November 26, 2007.

EXPLANATORY NOTES

Akeena Solar, Inc. (the “Company”) has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act to register for reoffer and resale 911,687 shares of its common stock, $0.001 par value per share, previously issued as awards under the Plan.

This Form S-8 includes a reoffer prospectus prepared in accordance with Part I of Form S-3 under the Securities Act of 1933. The reoffer prospectus may be used for reoffers and resales of control securities (as such term is defined in General Instruction C to Form S-8) acquired pursuant to the Plan by selling stockholders who may be deemed “affiliates” (as such term is defined in Rule 405 Securities Act) of the Company and for reoffers and resales of “restricted securities” (as such term is defined in General Instruction C to Form S-8) acquired pursuant to awards of restricted stock previously issued pursuant to the Plan.

REOFFER AND RESALE PROSPECTUS

AKEENA SOLAR, INC.

911,687 SHARES OF COMMON STOCK

This prospectus relates to the reoffer and resale by the selling stockholders of an aggregate of 911,687 shares of Akeena Solar, Inc. (the “Company”) common stock issued pursuant to the 2006 Incentive Stock Plan, as amended (the “Plan”) to certain directors, officers, employees and consultants. These shares have been issued to such individuals as restricted stock awards under the Plan.

All of the shares are being reoffered and resold for the accounts of the selling stockholders. The Company will not receive any of the proceeds from the resale of these shares. The shares issued to the selling stockholders may be “restricted securities” under the Securities Act before their sale under this prospectus. The Company has prepared this prospectus for the sole purpose of registering the shares under the Securities Act in order to allow the selling shareholders to offer and sell the shares to the public, subject to any contractual limitations or legal restrictions.

The selling stockholders have advised that the resale of their shares may be effected from time to time in one or more transactions on NASDAQ or such other stock market or exchange on which the Company’s common stock may be listed or quoted, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at prices otherwise negotiated. See “Plan of Distribution” starting on page 12 of this prospectus. The Company will bear all expenses in connection with the preparation of this prospectus.

The Company’s common stock is quoted on NASDAQ Capital Market under the symbol “AKNS.” The last reported sale price of the Company’s common stock on November 26, 2007 was $4.90 per share.

The Company’s principal executive offices are located at 16005 Los Gatos Boulevard, Los Gatos, California 95032 and the telephone number is (408) 402-9400.

Investing in the Company’s common stock involves risks including those that are described in the “Risk Factors” section beginning on page 2 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this reoffer prospectus is November 30, 2007.

TABLE OF CONTENTS

PART I

PROSPECTUS SUMMARY	1

RISK FACTORS	2

DISCLOSURE REGARDING FORWARD-LOOKING INFORMATION	9

USE OF PROCEEDS	9

SELLING STOCKHOLDERS	9

PLAN OF DISTRIBUTION	12

LEGAL MATTERS	15

WHERE YOU CAN FIND ADDITIONAL INFORMATION	15

INCORPORATION BY REFERENCE	15

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT	II-1

SIGNATURES	II-6

POWER OF ATTORNEY	II-6

EXHIBIT INDEX	II-7

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus but might not contain all of the information that is important to you. Before investing in the Company’s common stock, you should read the entire prospectus carefully, including the “Risk Factors,” and any accompanying documents incorporated by reference before making an investment decision.

You should rely only on the information contained in this prospectus. The Company has not authorized anyone to provide you with information different from the information contained in this prospectus. This document may be used only in jurisdictions where offers and sales of these securities are permitted. You should not assume that information contained in this prospectus is accurate as of any date other than the date of the document that contains the information, regardless of when this prospectus is delivered or when any sale of the Company’s securities occurs.

Unless otherwise indicated, the terms “Akeena Solar,” “we,” “us,” “our,” and the “Company” refer only to Akeena Solar, Inc.

About Akeena Solar, Inc.

Akeena Solar is a leading designer and integrator of solar power systems. We market, sell, design and install systems for residential and small commercial customers, sourcing components (such as solar modules and inverters) from manufacturers such as Kyocera, Sharp, SunPower and Suntech. We currently service customers in California, New York, New Jersey, Pennsylvania and Connecticut. According to data compiled by the California Energy Commission and the New Jersey Clean Energy Program, over the past three years Akeena Solar has been one of the largest national integrators of residential and small commercial solar power systems in the United States. To date, we have installed over 1,000 solar power systems. Since the commencement of our operations in 2001, our sales have steadily grown to approximately $7.2 million in 2005, $13.4 million in 2006 and $21.9 million in the first three quarters of 2007.

Akeena Solar was formed on February 23, 2001 as a California corporation under the name “Akeena, Inc.” and reincorporated as a Delaware corporation on June 2, 2006, at which time its name was changed to “Akeena Solar, Inc.” On August 11, 2006, we entered into a reverse merger transaction (the “Merger”) with Fairview Energy Corporation, Inc. (“Fairview”). We had been in the development stage since our inception and had not commenced business operations prior to the Merger. Since the stockholders of Akeena Solar owned a majority of the outstanding shares of Fairview common stock immediately following the Merger, and the management and board of Akeena Solar became the management and board of Fairview immediately following the Merger, the Merger was accounted for as a reverse merger transaction and Akeena Solar was deemed to be the acquirer.

Our Corporate headquarters are located at 16005 Los Gatos Boulevard, Los Gatos, California 95032. Additional offices are located in Fresno (Clovis), Lake Forest, Bakersfield, Manteca , Santa Rosa, Palm Springs and San Diego, California, and Fairfield, New Jersey. We maintain installation offices at all of our California offices and at our Fairfield, New Jersey facility. Our telephone number is (408) 402-9400. Additional information about Akeena Solar is available on our website at http://www.akeena.net. The information on our web site is not incorporated herein by reference.

The Offering

Common stock offered by the selling stockholders	911,687 shares, consisting of shares issued to service providers of the Company pursuant to the terms of the Plan.

Common stock outstanding after this offering	27,891,478 shares

Use of proceeds	We will not receive any proceeds from the sale of shares in this offering by the selling stockholders.

Nasdaq Capital Market Symbol	AKNS

Risk factors
You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the ‘‘Risk Factors’’ section before deciding whether or not to invest in shares of our common stock.

The number of shares of our common stock outstanding after this offering is based on shares outstanding as of November 8, 2007, and excludes 2,263,413 shares issuable upon the exercise of outstanding warrants and up to 1,059,080 additional shares reserved for issuance under our 2006 Incentive Stock Plan.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider the following risk factors, as well as other information contained or incorporated by reference in this prospectus before deciding to purchase any of the securities offered by this prospectus. If any of these risks occur, our business could suffer, the market price of our common stock could decline and you could lose all or part of your investment in our securities.

Risks Relating to Our Business

The success of our business depends on the continuing contributions of Barry Cinnamon and other key personnel who may terminate their employment with us at any time, and we will need to hire additional qualified personnel.

We rely heavily on the services of Barry Cinnamon, our Chief Executive Officer, as well as several other management personnel. Loss of the services of any of such individuals would adversely impact our operations. In addition, we believe our technical personnel represent a significant asset and provide us with a competitive advantage over many of our competitors and that our future success will depend upon our ability to retain these key employees and our ability to attract and retain other skilled financial, engineering, technical and managerial personnel. None of our key personnel are party to any employment agreements with us and management and other employees may voluntarily terminate their employment at any time. We do not currently maintain any “key man” life insurance with respect to any of such individuals.

We are dependent upon our suppliers for the components used in the systems we design and install; and our major suppliers are dependent upon the continued availability and pricing of silicon and other raw materials used in solar modules.

The components used in our systems are purchased from a limited number of manufacturers. In particular, Kyocera, Sharp, SunPower and Suntech account for over 90% of our purchases of photovoltaic modules. We do not manufacture any of the components used in our solar installations. We are subject to market prices for the components that we purchase for our installations, which are subject to fluctuation. We cannot ensure that the prices charged by our suppliers will not increase because of changes in market conditions or other factors beyond our control. An increase in the price of components used in our systems could result in an increase in costs to our customers and could have a material adverse effect on our revenues and demand for our services. Our suppliers are dependent upon the availability and pricing of silicon, one of the main materials used in manufacturing solar panels. The world market for solar panels recently experienced a shortage of supply due to insufficient availability of silicon. This shortage caused the prices for solar modules to increase. Interruptions in our ability to procure needed components for our systems, whether due to discontinuance by our suppliers, delays or failures in delivery, shortages caused by inadequate production capacity or unavailability, or for other reasons, would adversely affect or limit our sales and growth. In addition, increases in the prices of modules could make systems that have been sold but not yet installed unprofitable for us. There is no assurance that we will continue to find qualified manufacturers on acceptable terms and, if we do, there can be no assurance that product quality will continue to be acceptable, which could lead to a loss of sales and revenues.

Geographical business expansion efforts we make could result in difficulties in successfully managing our business and consequently harm our financial condition.

As part of our business strategy, we may seek to expand by acquiring competing businesses or customer contracts in our current or other geographic markets. We face challenges in managing expanding product and service offerings and in integrating acquired businesses with our own. Most recently we commenced operations at our Palm Springs and San Diego offices in California. We previously commenced operations in Fresno, California, through the purchase of customer contracts, and additionally, we opened offices in Bakersfield, Lake Forest, Manteca and Santa Rosa, California. We currently intend to seek additional locations for expansion. We cannot accurately predict the timing, size and success of our expansion efforts and the associated capital commitments that might be required. We expect to face competition for expansion candidates, which may limit the number of expansion opportunities available to us and may lead to higher expansion costs. There can be no assurance that we will be able to identify, acquire or profitably manage additional businesses/contracts or successfully integrate acquired businesses/contracts, if any, into our company, without substantial costs, delays or other operational or financial difficulties. In addition, expansion efforts involve a number of other risks, including:

•	Failure of the expansion efforts to achieve expected results;

•	Diversion of management’s attention and resources to expansion efforts;

•	Failure to retain key customers or personnel of the acquired businesses; and

•	Risks associated with unanticipated events, liabilities or contingencies.

Client dissatisfaction or performance problems at a single acquired business could negatively affect our reputation. The inability to acquire businesses on reasonable terms or successfully integrate and manage acquired companies, or the occurrence of performance problems at acquired companies, could result in dilution, unfavorable accounting charges and difficulties in successfully managing our business.

Our recently announced Andalay module technology is untested and may not be effective or patentable or may encounter other unexpected problems, which could adversely affect our business and results of operations.

Our recently announced solar panel module technology (“Andalay”) is new and has not been tested in installation settings for an extended period of time to prove its long-term effectiveness, reliability and benefits. We expect to make substantial investments of financial and management resources to promote and market this new product offering. Andalay may not be effective or other problems may occur that are unexpected and could cause us to incur unforeseen costs, damage our reputation and have a material adverse effect on our business or results of operations. While patent applications have been filed for Andalay, a patent may not be issued on such technology or we may not be able to realize the benefits from any patent that is issued.

Because our industry is highly competitive and has low barriers to entry, we may lose market share to larger companies that are better equipped to weather a deterioration in market conditions due to increased competition.

Our industry is highly competitive and fragmented, is subject to rapid change and has low barriers to entry. We may in the future compete for potential customers with solar and HVAC systems installers and servicers, electricians, utilities and other providers of solar power equipment or electric power. Some of these competitors may have significantly greater financial, technical and marketing resources and greater name recognition than we have.

We believe that our ability to compete depends in part on a number of factors outside of our control, including:

•	the ability of our competitors to hire, retain and motivate qualified technical personnel;

•	the ownership by competitors of proprietary tools to customize systems to the needs of a particular customer;

•	the price at which others offer comparable services and equipment;

•	the extent of our competitors’ responsiveness to client needs; and

•	installation technology.

Competition in the solar power services industry may increase in the future, partly due to low barriers to entry, as well as from other alternative energy resources now in existence or developed in the future. Increased competition could result in price reductions, reduced margins or loss of market share and greater competition for qualified technical personnel. There can be no assurance that we will be able to compete successfully against current and future competitors. If we are unable to compete effectively, or if competition results in a deterioration of market conditions, our business and results of operations would be adversely affected.

Our failure to meet a client’s expectations in the performance of our services, and the risks and liabilities associated with placing our employees and technicians in our customers’ homes and businesses, could give rise to claims against us.

     Our engagements involve projects that are critical to our customers’ business or home. Our failure or inability to meet a customer’s expectations in the provision of our products and services could damage or result in a material adverse change to their premises or property and therefore could give rise to claims against us or damage our reputation. In addition, we are exposed to various risks and liabilities associated with placing our employees and technicians in the homes and workplaces of others, including possible claims of errors and omissions, including harassment, theft of client property, criminal activity and other claims.

Our profitability depends, in part, on our success on brand recognition and we could lose our competitive advantage if we are not able to protect our trademarks against infringement, and any related litigation could be time-consuming and costly.

We believe our brand has gained substantial recognition by customers in certain geographic areas. We have registered the “Akeena” trademark with the United States Patent and Trademark Office. Use of our name or a similar name by competitors in geographic areas in which we have not yet operated could adversely affect our ability to use or gain protection for our brand in those markets, which could weaken our brand and harm our business and competitive position. In addition, any litigation relating to protecting our trademark against infringement could be time consuming and costly.

If we are unable to attract, train and retain highly qualified personnel, the quality of our services may decline and we may not successfully execute our internal growth strategies.

Our success depends in large part upon our ability to continue to attract, train, motivate and retain highly skilled and experienced employees, including technical personnel. Qualified technical employees periodically are in great demand and may be unavailable in the time frame required to satisfy our customers’ requirements. While we currently have available technical expertise sufficient for the requirements of our business, expansion of our business could require us to employ additional highly skilled technical personnel. We expect competition for such personnel to increase as the market for solar power systems expands. There can be no assurance that we will be able to attract and retain sufficient numbers of highly skilled technical employees in the future. The loss of personnel or our inability to hire or retain sufficient personnel at competitive rates of compensation could impair our ability to secure and complete customer engagements and could harm our business.

Unexpected warranty expenses or service claims could reduce our profits.

We maintain a warranty reserve on our balance sheet for potential warranty or service claims that could occur in the future. This reserve is adjusted based on our ongoing operating experience with equipment and installations. It is possible, perhaps due to bad supplier material or defective installations, that we would have actual expenses substantially in excess of the reserves we maintain. Our failure to accurately predict future warranty claims could result in unexpected profit volatility.

Our inability to obtain capital, use internally generated cash, or use shares of our common stock or debt to finance future expansion efforts could impair the growth and expansion of our business.

Reliance on internally generated cash or debt to finance our operations or complete business expansion efforts could substantially limit our operational and financial flexibility. The extent to which we will be able or willing to use shares of common stock to consummate expansions will depend on our market value from time to time and the willingness of potential sellers to accept it as full or partial payment. Using shares of common stock for this purpose also may result in significant dilution to our then existing stockholders. To the extent that we are unable to use common stock to make future expansions, our ability to grow through expansions may be limited by the extent to which we are able to raise capital for this purpose through debt or equity financings. No assurance can be given that we will be able to obtain the necessary capital to finance a successful expansion program or our other cash needs. If we are unable to obtain additional capital on acceptable terms, we may be required to reduce the scope of any expansion. In addition to requiring funding for expansions, we may need additional funds to implement our internal growth and operating strategies or to finance other aspects of our operations. Our failure to (i) obtain additional capital on acceptable terms, (ii) use internally generated cash or debt to complete expansions because it significantly limits our operational or financial flexibility, or (iii) use shares of common stock to make future expansions may hinder our ability to actively pursue any expansion program we may decide to implement.

Our obligations under our credit facility are secured by all of our assets, so if the lender forecloses on its security interest, we may have to liquidate some or all of our assets, which may cause us to cease operations.

Our obligations under a 2007 loan and security agreement with Comerica Bank are secured by all of our assets. If we default under the credit facility we could be required to repay all of our borrowings thereunder. In addition, Comerica could foreclose its security interest and liquidate some or all of our assets, which could cause us to cease operations.

We are subject to restrictive covenants in connection with our credit facility that may limit our ability to borrow additional funds or to raise additional equity as may be required to fund our future operations.

The terms of the 2007 credit facility with Comerica may limit our ability, without Comerica’s consent, to, among other things, enter into certain transactions and create additional liens on our assets and could adversely affect our liquidity and our ability to attract additional funding if required for our business.

Risks Relating to Our Industry

     We have experienced technological changes in our industry. New technologies may prove inappropriate and result in liability to us or may not gain market acceptance by our customers.

     The solar power industry (and the alternative energy industry, in general) is subject to technological change. Our future success will depend on our ability to appropriately respond to changing technologies and changes in function of products and quality. If we adopt products and technologies that are not attractive to consumers, we may not be successful in capturing or retaining a significant share of our market. In addition, some new technologies are relatively untested and unperfected and may not perform as expected or as desired, in which event our adoption of such products or technologies may cause us to lose money.

     A drop in the retail price of conventional energy or non-solar alternative energy sources may negatively impact our profitability.

     We believe that a customer’s decision to purchase or install solar power capabilities is primarily driven by the cost and return on investment resulting from solar power systems. Fluctuations in economic and market conditions that impact the prices of conventional and non-solar alternative energy sources, such as decreases in the prices of oil and other fossil fuels, could cause the demand for solar power systems to decline, which would have a negative impact on our profitability. Changes in utility electric rates or net metering policies could also have a negative effect on our business.

     Existing regulations, and changes to such regulations, may present technical, regulatory and economic barriers to the purchase and use of solar power products, which may significantly reduce demand for our products.

     Installation of solar power systems are subject to oversight and regulation in accordance with national and local ordinances, building codes, zoning, environmental protection regulation, utility interconnection requirements for metering and other rules and regulations. We attempt to keep up-to-date about these requirements on a national, state, and local level, and must design systems to comply with varying standards. Certain cities may have ordinances that prevent or increase the cost of installation of our solar power systems. In addition, new government regulations or utility policies pertaining to solar power systems are unpredictable and may result in significant additional expenses or delays and, as a result, could cause a significant reduction in demand for solar energy systems and our services. For example, there currently exist metering caps in certain jurisdictions which effectively limit the aggregate amount of power that may be sold by solar power generators into the power grid.

     Our business depends on the availability of rebates, tax credits and other financial incentives; reduction or elimination of which would reduce the demand for our services.

     Many states, including California and New Jersey, offer substantial incentives to offset the cost of solar power systems. These systems can take many forms, including direct rebates, state tax credits, system performance payments and Renewable Energy Credits (RECs). Moreover, the Federal government currently offers (only through 2007) a 30% tax credit for the installation of solar power systems (unlimited for businesses, capped at $2,000 for residences). This Federal Tax Credit may increase from approximately $2,000 per residential system to $2,000 per kw of residential system (effectively a $6,000 tax credit for a typical 3 kw residential system). The duration of the Federal Tax Credit may also be extended. Businesses may also elect to accelerate the depreciation on their system over five years. Reduction in or elimination of such incentives or delays or interruptions in the implementation of favorable federal or state laws could substantially increase the cost of our systems to our customers, resulting in significant reductions in demand for our services, which would negatively impact our sales.

     If solar power technology is not suitable for widespread adoption or sufficient demand for solar power products does not develop or takes longer to develop than we anticipate, our sales would decline and we would be unable to achieve or sustain profitability.

     The market for solar power products is emerging and rapidly evolving, and its future success is uncertain. Many factors will influence the widespread adoption of solar power technology and demand for solar power products, including:

•	cost effectiveness of solar power technologies as compared with conventional and non-solar alternative energy technologies;

•	performance and reliability of solar power products as compared with conventional and non-solar alternative energy products;

•	capital expenditures by customers that tend to decrease if the U.S. economy slows; and

•	availability of government subsidies and incentives.

     If solar power technology proves unsuitable for widespread commercial deployment or if demand for solar power products fails to develop sufficiently, we would be unable to generate enough revenue to achieve and sustain profitability. In addition, demand for solar power products in the markets and geographic regions we target may not develop or may develop more slowly than we anticipate.

Risks Relating to our Common Stock

Our stock price may be volatile, which could result in substantial losses for investors.

     The market price of our common stock is likely to be highly volatile and could fluctuate widely in response to various factors, many of which are beyond our control, including the following:

•	technological innovations or new products and services by us or our competitors;

•	announcements or press releases relating to the energy sector or to our business or prospects;

•	additions or departures of key personnel;

•	regulatory, legislative or other developments affecting us or the solar power industry generally;

•	limited availability of freely-tradable “unrestricted” shares of our common stock to satisfy purchase orders and demand;

•	our ability to execute our business plan;

•	operating results that fall below expectations;

•	volume and timing of customer orders;

•	industry developments;

•	economic and other external factors; and

•	period-to-period fluctuations in our financial results.

     In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also significantly affect the market price of our common stock.

     We have raised substantial amounts of capital in private placements and if we inadvertently failed to comply with the applicable securities laws, ensuing rescission rights or lawsuits would severely damage our financial position.

     The securities offered in our private placements were not registered under the Securities Act or any state “blue sky” law in reliance upon exemptions from such registration requirements. Such exemptions are highly technical in nature and if we inadvertently failed to comply with the requirements or any of such exemptive provisions, investors would have the right to rescind their purchase of our securities or sue for damages. If one or more investors were to successfully seek such rescission or prevail in any such suit, we would face severe financial demands that could materially and adversely affect our financial position. Financings that may be available to us under current market conditions frequently involve sales at prices below the prices at which our common stock currently is reported on the NASDAQ Capital Market, as well as the issuance of warrants or convertible securities at a discount to market price.

Our Chief Executive Officer, Barry Cinnamon, beneficially owns a significant number of shares of our common stock, which will have an impact on all major decisions on which our stockholders may vote and which may discourage an acquisition of the Company.

Barry Cinnamon, our Chief Executive Officer, beneficially owns, in the aggregate, approximately 28.7% of our outstanding common stock. The interests of our Chief Executive Officer may differ from the interests of other stockholders. As a result, Mr. Cinnamon will have the ability to significantly impact virtually all corporate actions requiring stockholder approval, vote, including the following actions:

•	election of our directors;

•	the amendment of our Certificate of Incorporation or By-laws;

•	the merger of our company or the sale of our assets or other corporate transaction; and

•	controlling the outcome of any other matter submitted to the stockholders for vote.

Mr. Cinnamon’s stock ownership may discourage a potential acquirer from seeking to acquire shares of our common stock or otherwise attempting to obtain control of our company, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

DISCLOSURE REGARDING FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 or otherwise. These forward-looking statements are based on our current expectations and beliefs, including estimates and projections about our industry. Forward-looking statements may be identified by use of terms such as “anticipates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “believes” and similar expressions, although some forward-looking statements are expressed differently. Statements concerning our financial position, business strategy and plans or objectives for future operations are forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict and may cause actual results to differ materially from management’s current expectations. Such risks and uncertainties include those set forth herein under “Risk Factors.” The forward-looking statements in this prospectus speak only as of the time they are made and do not necessarily reflect our outlook at any other point in time.

Except as may be required under the federal securities laws, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to read any further disclosures we make on related subjects in our Form 10-KSB, Form 10-QSB and Form 8-K reports to the Securities and Exchange Commission. Also note that under the caption “Risk Factors,” we provide a cautionary discussion of risks, uncertainties and possibly inaccurate assumptions relevant to our businesses. These are factors that we think could cause our actual results to differ materially from expected and historical results. Other factors besides those listed in “Risk Factors,” including factors described as risks in our filings with the Securities and Exchange Commission, could also adversely affect us.

USE OF PROCEEDS

We will not receive and have not received any proceeds from the resale of shares by the selling stockholders covered by this prospectus. A net number of shares, after federal and state taxes have been withheld, will go to the selling stockholders who are employees of the Company. All net proceeds will go to the selling stockholder who offers and sells his or her shares.

SELLING STOCKHOLDERS

This prospectus relates to the reoffer and resale of shares of our common stock issued to the selling stockholders who received awards of restricted stock prior to the initial filing of this Registration Statement. Non-affiliate selling stockholders awarded fewer than 1,000 shares of our restricted stock are not named in the selling stockholder table below but may use this prospectus with respect to the resale and reoffer of such shares of restricted stock.

Neither directors, officers or other affiliates or holders of restricted stock, offering shares of common stock under this prospectus may exceed, during any three-month period, the amount specified in Rule 144(e) of the Securities Act. Pursuant to Rule 144(e), in general, the amount of securities sold for the account of the selling stockholder, together with all sales of other shares of common stock for the account of such selling stockholder within the preceding three months, shall not exceed the greater of: (i) one percent of the shares of common stock outstanding as of our most recent report or (ii) the average weekly trading volume of our common stock on NASDAQ during the four weeks preceding the sale.

The following table sets forth (i) the number of shares of our common stock beneficially owned by the selling stockholder, (ii) the number of shares of our common stock to be offered for resale by the selling stockholder, and (iii) the number and percentage of shares of our common stock to be held by the selling stockholder, after completion of this offering. David N. Wallace was our former Chief Financial Officer, Jim Curran is our Chief Operating Officer, Steve Daniel is our Vice President of Sales and an officer of the Company, and Edward Roffman, George Lauro and Jon Witkin are members of our Board of Directors. In addition to the foregoing, all of the selling stockholders are either employees of, or consultants to, our company.

Name	Shares of Common Stock Owned Prior to the Offering(1)	Shares of Common Stock to be Sold	Shares of Common Stock Owned After the Offering	Percentage of Common Stock Owned After the Offering(2)
*	581	581	-0-	0%
*	607	607	-0-	0%
Deborah K. Edwards	13,803	13,803	-0-	0%
Thomas Gerner	35,000	35,000	-0-	0%
Claudette T. Isayo	1,200	1,200	-0-	0%
Loida Knox	15,000	15,000	-0-	0%
Angela M. Lipanovich	20,000	20,000	-0-	0%
Kim McAfee	6,120	6,120	-0-	0%
Christy Pedron	8,475	8,475	-0-	0%
Orlando Vasquez	5,750	5,750	-0-	0%
Karina M. Vidal	4,219	4,219	-0-	0%
Nanette Violante	2,207	2,207	-0-	0%
David N. Wallace	77,847	75,000	2,847	<1%
Edward Roffman	68,000	68,000	-0-	0%
George Lauro	10,000	10,000	-0-	0%
Jon Witkin	10,000	10,000	-0-	0%
Wendy Boyle	2,207	2,207	-0-	0%
Karen L. Giles	1,000	1,000	-0-	0%
Richard J. Abalos	11,690	11,690	-0-	0%
Alexander W. Au	30,000	30,000	-0-	0%
Aaron Berry	2,119	2,119	-0-	0%
*	545	545	-0-	0%
Patara Ngaotheppitak	2,000	2,000	-0-	0%
Joshua Weiner	1,786	1,786	-0-	0%
Nicholas Wolf	8,086	8,086	-0-	0%
BB Trust Dated February 21, 2003	1,374,216	96,000	1,278,216	4.6%
Joseph Abrams	24,000	24,000	-0-	0%
David N. Baker	24,000	24,000	-0-	0%
Ron Rook	3,785	3,785	-0-	0%
Peter Levy	57,240	57,240	-0-	0%
Bob Sagat	2,500	2,500	-0-	0%
Robert Aguirre	1,233	1,233	-0-	0%

Name	Shares of Common Stock Owned Prior to the Offering(1)	Shares of Common Stock to be Sold	Shares of Common Stock Owned After the Offering	Percentage of Common Stock Owned After the Offering(2)
*	625	625	-0-	0%
Dominic J. DeGroat	1,170	1,170	-0-	0%
*	625	625	-0-	0%
Bret Easthouse	3,233	3,233	-0-	0%
Mike Garcia	8,445	8,445	-0-	0%
*	625	625	-0-	0%
Richard H. King	2,393	2,393	-0-	0%
Daniel Loeb	1,233	1,233	-0-	0%
*	600	600	-0-	0%
Felipe A. Saldana	3,384	3,384	-0-	0%
*	953	953	-0-	0%
William Shippee	2,964	2,964	-0-	0%
*	625	625	-0-	0%
*	625	625	-0-	0%
*	985	985	-0-	0%
*	506	506	-0-	0%
Suzanne M. Barnes	8,759	8,759	-0-	0%
*	500	500	-0-	0%
Isabelle Christiansen	35,000	35,000	-0-	0%
Wahila P. Minshall	7,157	7,157	-0-	0%
*	610	610	-0-	0%
Ross J. Artese	4,833	4,833	-0-	0%
*	583	583	-0-	0%
*	506	506	-0-	0%
Jim M. Curran	35,000	35,000	-0-	0%
*	700	700	-0-	0%
*	575	575	-0-	0%
Donald M. Henderson	1,000	1,000	-0-	0%
Ron T. Krawczyk	11,510	11,510	-0-	0%
Miller Lai	5,000	5,000	-0-	0%
*	504	504	-0-	0%
Samantha Mlinarich	5,000	5,000	-0-	0%
Patrick Neeb	20,000	20,000	-0-	0%
*	504	504	-0-	0%
*	580	580	-0-	0%
*	658	658	-0-	0%
*	658	658	-0-	0%
*	600	600	-0-	0%
*	500	500	-0-	0%
*	504	504	-0-	0%
*	607	607	-0-	0%
*	500	500	-0-	0%
Robert John Soman	21,415	21,415	-0-	0%
*	500	500	-0-	0%
Bill Bach	7,956	7,956	-0-	0%
Michael Becker	2,500	2,500	-0-	0%

Name	Shares of Common Stock Owned Prior to the Offering(1)	Shares of Common Stock to be Sold	Shares of Common Stock Owned After the Offering	Percentage of Common Stock Owned After the Offering(2)
David Brown	17,919	17,919	-0-	0%
Charles J. Chargin	11,450	11,450	-0-	0%
Marc Cimini	1,502	1,502	-0-	0%
Neil Collins	3,974	3,974	-0-	0%
Steve Daniel	35,000	35,000	-0-	0%
Dave L. Del Grande	1,200	1,200	-0-	0%
Thomas R. Driscoll	1,540	1,540	-0-	0%
Stephen R. Eckles	2,200	2,200	-0-	0%
Ralph Fallant	3,000	3,000	-0-	0%
Ken Guenther	3,185	3,185	-0-	0%
Keri Goossen	3,185	3,185	-0-	0%
Kathryn Gregg	3,000	3,000	-0-	0%
David Henri	1,193	1,193	-0-	0%
*	500	500	-0-	0%
Anthony Lynch	1,193	1,193	-0-	0%
Donald McNerney	1,193	1,193	-0-	0%
Fred Morris	3,185	3,185	-0-	0%
Robert Nims	2,548	2,548	-0-	0%
Alex Podolsky	1,217	1,217	-0-	0%
*	583	583	-0-	0%
William L. Scott	29,848	29,848	-0-	0%
Matthias Schwartz	2,500	2,500	-0-	0%
Jeff A. Watt	3,213	3,213	-0-	0%
Jeff Brown	5,480	5,480	-0-	0%
David E. Baker	6,465	6,465	-0-	0%
Diana Buttz	4,500	4,500	-0-	0%
Emanuel Edward Levy	13,051	13,051	-0-	0%

*	Less than 1,000 shares

(1)
Unless otherwise indicated, includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person. Unless otherwise noted, shares are owned of record and beneficially by the named person.

(2)	Assuming all shares offered under this prospectus will be sold, one selling stockholder will own one percent or more of our common stock after this offering as disclosed in the table.

PLAN OF DISTRIBUTION

We are registering 911,687 shares of restricted common stock for resale by the selling stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of their shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more broker-dealers or agents. If the shares of common stock are sold through broker-dealers or agents, the selling stockholders will be responsible for commissions or agent's commissions.

The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144 under the Securities Act;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. These discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved. In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers who may, in turn, engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be ‘‘underwriters’’ within the meaning of the Securities Act and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

We will pay all expenses of the registration of the shares of common stock.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered by the registration statement of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Securities Exchange Act of 1934, as amended, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

LEGAL MATTERS

DLA Piper US LLP passed on the validity of the securities being offered in this prospectus.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2006 and for the year then ended and the consolidated financial statements for the year ended December 31, 2005 incorporated in this prospectus by reference to our Annual Report on Form 10-KSB for the year ended December 31, 2006 have been audited by Burr, Pilger & Mayer LLP and Marcum & Kliegman LLP, respectively, independent registered public accounting firms, as stated in their reports which are incorporated herein by reference in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-8 under the Securities Act with the Securities and Exchange Commission. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are a part of the registration statement. For further information with respect to us and our securities, please refer to the registration statement and the exhibits and schedules filed with it. You may read and copy any document which we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. We file reports, proxy statements, and other information with the Securities and Exchange Commission and these reports, proxy statements, and other information can be inspected on the Internet at http://www.sec.gov and at http://akeena.net/cm/Investor%20Relations/Home.html.

We are also subject to the information and periodic reporting requirements of the Exchange Act of 1934. We file reports, proxy statements, and other information with the Securities and Exchange Commission to comply with the Exchange Act.

INCORPORATION BY REFERENCE

The Securities and Exchange Commission allows us to incorporate by reference the information we file with them under certain conditions, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and any information that we file subsequent to this prospectus with the Securities and Exchange Commission will automatically update and supersede this information. Our Exchange Act reports are filed under Securities and Exchange Commission file number 0001347452. The documents we are incorporating by reference are as follows:

•	Our Annual Report on Form 10-KSB for the year ended December 31, 2006 filed with the Securities and Exchange Commission on March 29, 2007;

•	Our Quarterly Report on Form 10-QSB for the period ended March 31, 2007 filed with the Securities and Exchange Commission on May 15, 2007;

•	Our Quarterly Report on Form 10-QSB for the period ended June 30, 2007 filed with the Securities and Exchange Commission on August 14, 2007;

•	Our Quarterly Report on Form 10-QSB for the period ended September 30, 2007 filed with the Securities and Exchange Commission on November 13, 2007;

•	The description of our common stock contained in our registration statement on Form 8-A filed with the Securities and Exchange Commission on September 21, 2007;

•	Our definitive proxy statement filed with the Securities and Exchange Commission on August 24, 2007;

•	Our Current Report on Form 8-K/A filed with the Securities and Exchange Commission on February 7, 2007;

•	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 14, 2007;

•	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 8, 2007;

•	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 2, 2007;

•	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 19, 2007;

•	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 27, 2007;

•	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 14, 2007;

•	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 21, 2007;

•	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 26, 2007; and

•	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 2, 2007.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing date of this prospectus, through the date declared effective, until the termination of the offering of securities contemplated by this prospectus shall be deemed to be incorporated by reference into this prospectus. These documents that we file later with the Securities and Exchange Commission and that are incorporated by reference in this prospectus will automatically update information contained in this prospectus or that was previously incorporated by reference into this prospectus. You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus.

We will provide to any person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus, at no cost to the requesting party, upon request to us in writing or by telephone at using the following information:

Akeena Solar, Inc.

16005 Los Gatos Boulevard
Los Gatos, California 95032
(408) 402-9400

PART II

INFORMATION REQUIRED IN
THE REGISTRATION STATEMENT

Item	3.Incorporation of Certain Documents by Reference

The following documents filed by Akeena Solar, Inc. (the “Company”, “we” or “our”) with the SEC are incorporated by reference in this registration statement on Form S-8 (the “Registration Statement”):

•  Our Annual Report on Form 10-KSB for the year ended December 31, 2006 filed with the Securities and Exchange Commission on March 29, 2007;

•  Our Quarterly Report on Form 10-QSB for the period ended March 31, 2007 filed with the Securities and Exchange Commission on May 15, 2007;

•  Our Quarterly Report on Form 10-QSB for the period ended June 30, 2007 filed with the Securities and Exchange Commission on August 14, 2007;

•  Our Quarterly Report on Form 10-QSB for the period ended September 30, 2007 filed with the Securities and Exchange Commission on November 13, 2007;

•  The description of our common stock contained in our registration statement on Form 8-A filed with the Securities and Exchange Commission on September 21, 2007;

•  Our definitive proxy statement filed with the Securities and Exchange Commission on August 24, 2007;

•  Our Current Report on Form 8-K/A filed with the Securities and Exchange Commission on February 7, 2007;

•  Our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 14, 2007;

•  Our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 8, 2007;

•  Our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 2, 2007;

•  Our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 19, 2007;

•  Our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 27, 2007;

•  Our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 14, 2007;

•  Our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 21, 2007;

•  Our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 26, 2007; and

•  Our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 2, 2007.

In addition, all documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the respective dates of filing of such documents with the SEC. Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein (or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel

Inapplicable.

Item  6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the "DGCL"), provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our Certificate of Incorporation and By-laws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the DGCL, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. Any repeal or modification of these provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the DGCL would permit indemnification.

Item 7. Exemption from Registration Claimed

Grants of restricted stock are awarded under our Plan to our directors, officers, employees and consultants pursuant to the exemption from registration afforded by Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder. The restricted stock awarded was not sold for cash and were issued to persons who had provided services to us. These restricted stock issuances did not involve any underwriters, underwriting discounts or commissions. Because each recipient of the restricted common stock is or was an employee or other service provider to the Company, we believe that each issuance did not involve any public offering and was exempt from the registration requirements of the Securities Act.

Item 8. Exhibits

Exhibit No.	Description
23.1	Consent of DLA Piper US LLP

23.2	Consent of Independent Registered Public Accounting Firm Burr, Pilger & Mayer LLP

23.3	Consent of Independent Registered Public Accounting Firm Marcum & Kliegman LLP

24	Power of Attorney (included in the signature page of this Registration Statement)

99.1
Akeena Solar, Inc. 2006 Incentive Stock Plan as amended by the First Amendment to the 2006 Incentive Stock Plan is incorporated by reference to the Company’s Definitive Proxy Statement filed on August 3, 2007

99.2	Second Amendment to the Akeena Solar, Inc. 2006 Incentive Stock Plan

Item  9. Undertakings

The Company hereby undertakes:

(a)	To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to

(1)  Include any prospectus required by section 10(a)(3) of the Securities Act;

(2)  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(3)  Include any additional or changed material information on the plan of distribution; provided however, paragraphs (a)(1) and (a)(2) above do not apply if the registration statement is on Form S-8, and the information required in a post-effective amendment is incorporated by reference from periodic reports filed by Company under the Exchange Act.

(b)
For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(c)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(d)
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

(e)
For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(f)
For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(g)
Each prospectus filed by the undersigned small business issuer pursuant to Rule 424(b)(3) under the Securities Act shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement.

(h)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) under the Securities Act as part of a registration statement in reliance on Rule 430B under the Securities Act relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) under the Securities Act for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B under the Securities Act, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Gatos, State of California, on this 30th day of November 2007.

AKEENA SOLAR, INC.

By:	/s/ Barry Cinnamon
Barry Cinnamon
Chief Executive Officer

POWER OF ATTORNEY

We the undersigned officers and directors of Akeena Solar, Inc., hereby severally constitute and appoint Barry Cinnamon and Gary Effren, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on November 30, 2007.

By:	/s/ Barry Cinnamon	Chairman, President, Chief Executive Officer, Secretary,
	Barry Cinnamon	Treasurer and Director (Principal Executive Officer)

By:	/s/ Gary Effren	Chief Financial Officer (Principal Financial and Accounting Officer)
Gary Effren

By:	/s/ Edward Roffman	Director
Edward Roffman

By:	/s/ George Lauro	Director
George Lauro

By:	/s/ Jon Witkin	Director
Jon Witkin

Exhibit Index

Exhibit No.	Description
23.1	Consent of DLA Piper US LLP

23.2	Consent of Independent Registered Public Accounting Firm Burr, Pilger & Mayer LLP

23.3	Consent of Independent Registered Public Accounting Firm Marcum & Kliegman LLP

24	Power of Attorney (included in the signature page of this Registration Statement)

99.1
Akeena Solar, Inc. 2006 Incentive Stock Plan as amended by the First Amendment to the 2006 Incentive Stock Plan is incorporated by reference to the Company’s Definitive Proxy Statement filed on August 3, 2007

99.2	Second Amendment to the Akeena Solar, Inc. 2006 Incentive Stock Plan